Exhibit 4.58

Equity Transfer Agreement

On

Beijing Yitian Xindong Network Technology Co., Ltd.

between

Beijing Yitian Xindong Network Technology Co., Ltd.

Telling Telecommunication Co., Ltd.

Shenzhen Bingruixin Technology Co., Ltd.

And

Beijing Chenhuan Technology Co., Ltd.

March 1, 2019

This Equity Transfer Agreement (the “Agreement”) was entered into by and between the following parties in Beijing, the People’s Republic of China (“China”, excluding Hong Kong, Macao and Taiwan for the purpose of this Agreement) on March 1, 2019 (the “Signing Date”).

Party A:

Beijing Chenhuan Technology Co., Ltd., a limited liability company incorporated under the laws of China, having its registered address at Room 5, 8th Floor, Building No. 2, Yard No. 4, Qiyang Road, Chaoyang District, Beijing

Party B:

Telling Telecommunication Co., Ltd., a limited liability company incorporated under the laws of China, having its registered address at 26th Floor, Xinwen Tower, No. 1002 Shen Nan Central Road, Futian District, Shenzhen

Party C:

Beijing Yitian Xindong Network Technology Co., Ltd., a limited liability company incorporated under the laws of China, having its registered address at Room 101-103 (Deshen Garden), No. 117 Deshenmenwai Street, Xicheng District, Beijing(the “Company”);

Party D:

Shenzhen Bingruixin Technology Co., Ltd., a limited liability company incorporated under the laws of China, having its registered address at Room 2506, 25th Floor, Tower A, Jinji 100 Tower, No. 5016 Shennan Road East, Guiyuan Community, Luohu District, Shenzhen

The aforesaid parties are referred to as a “Party” respectively and the “Parties” collectively.

Whereas,

(1)                        Party C is a company incorporated and validly existing under the laws of China, having a subscribed registered capital of RMB 45 million and a paid-in registered capital of RMB 45 million. As of the date of this Agreement, Party A holds 25.5% equity interest in Party C (corresponding to a registered capital amount of RMB 11.475 million of Party C), Party B holds 49% equity interest in Party C (corresponding to a registered capital amount of RMB 22.05 million of Party C), and Party D holds 25.5% equity interest in Party C (corresponding to a registered capital amount of RMB 11.475 million of Party C) (the “Target Equity”).

(2)                        Party C is mainly engaged in network literature business, internet information services (except for such contents as news, publishing, education, health care, pharmaceuticals, and medical devices); operation of music, art and entertainment products via internet, game products (including virtual currency offering for online games), animation products, internet cultural products exhibition and competition activities; electronic bulletin service provision (collectively referred to as the “Main Business”).

(3)                        Party A, Party B and Party D signed an Equity Transfer and Equity Purchase Option Agreement on December 18, 2018 (“the Equity Transfer and Equity Purchase Option Agreement”), under which Party D granted Party A an option to purchase equity (the “Equity Purchase Option”), i.e., Party A shall have the right, but not the obligation, to purchase and obtain the Target Equity held by Party D at a total consideration of RMB 144.1 million or the consideration determined after adjustment in accordance with the Agreement of Performance Commitment and Profit Compensation of the Management of the Company (as defined below) from Party D.

(4)                        Party A, Party B, Party C and other relevant parties signed an Agreement of Performance Commitment and Profit Compensation of the Management of the Company on December 18, 2018 (the “Agreement of Performance Commitment and Profit Compensation of the Management of the Company”), which provided the mechanism of adjustment to the consideration for the Target Equity purchased by Party A from Party D.

(5)                        Party D intends to transfer the Target Equity to Party A in accordance with this Agreement, and Party A intends to exercise the Equity Purchase Option and purchase the Target Equity from Party D in accordance with this Agreement.

Now therefore, the Parties have reached the following terms through friendly consultations:

Article I                   Equity Transfer

(1)                        Party D agrees to transfer to Party A the Target Equity together with all rights, interests and corresponding obligations attached to the Target Equity in accordance with the terms and conditions stipulated in this Agreement, and Party A agrees to purchase such Target Equity (“Target Equity Transfer”).

(2)                        Upon completion of the Target Equity Transfer, the share structure of Party C will be indicated in the following table:

Shareholder Name	Subscribed Capital (in RMB 10,000)	Paid-in Capital (in RMB 10,000)	Equity Ratio
Telling Telecommunication Co., Ltd.	2,205	2,205	49%
Beijing Chenhuan Technology Co., Ltd.	2,295	2,295	51%
In Total	4,500	4,500	100.00%

The Parties unanimously confirm and agree that the 15% equity interest in the Company held by Party B (corresponding to a registered capital of RMB 6.75 million of the Company) shall be reserved for the employee equity incentive and will not dilute the equity interest in the Company held by Party A.

Article II              Equity Transfer Price and Payment

(1)             Equity Transfer Price

The Parties confirm and agree that the estimated valuation of the Company shall be RMB 565 million, and the estimated consideration to be paid by Party A to Party D for the Target Equity Transfer (“Equity Transfer Price”) shall be RMB 144.1 million. The Parties unanimously agree that the Target Equity Transfer Price will be finally determined according to the Company’s valuation.

(2)             Payment of Equity Transfer Price

Party A shall remit the Equity Transfer Price or the consideration of subscription adjusted in accordance with the Agreement of Performance Commitment and Profit Compensation of the Management of the Company to the bank account designated by Party D in advance within two (2) working days upon satisfaction or waiver in writing by Party A of the preconditions described in Article 3.1 of this Agreement (the “Completion”, and the date of Completion being the “Completion Date”).

The Parties unanimously confirm and agree that, notwithstanding any other agreement in this Agreement, the bond and the Deposit of Party D (as defined below) in connection with the Equity Transfer Price and the Letter of Guarantee (as defined below) will be disposed of in accordance with Article 4 of this Agreement.

(3)             Tax and Expenses

Party D shall bear the obligations or liabilities for any and all taxes and expenses incurred in respect of the transactions under this Agreement and shall complete its tax declaration and tax payment within the time limit provided for by Chinese law.

Article III                           Conditions Precedent

3.1                          The payment of the Target Equity Transfer Price by Party A to Party D in accordance with Article 2 (2) of this Agreement shall be conditional upon the satisfaction of all the following conditions or the prior written waiver of such conditions by Party A at its sole discretion. Any conditions precedent waived by Party A in written shall be regarded as the obligations of Party B and/or Party C and/or Party D to be fulfilled in a timely manner after the Completion:

(1)                   The representations and warranties made by Party B and Party C in Article 5.1 of this Agreement shall remain true, accurate, complete and non-misleading on the date of signature and the Effective Date of this Agreement (including the Effective Date of this Agreement) through the Completion Date (including the Completion Date).

(2)                   The representations and warranties made by Party D under Article 5.2 of this Agreement remain true, accurate, complete and non-misleading on the date of signature and the Effective Date of this Agreement (including the Effective Date of this Agreement) through the Completion Date (including the Completion Date).

(3)                   All Parties other than Party A have fulfilled or complied with their commitments, obligations and covenants under this Agreement to be performed or complied with by them on or before the Completion Date.

(4)                   There are no pending or threatened legal, regulatory or governmental proceeding which may result in the prohibition, restriction, or other obstruction, in whole or in part, of the transactions under this Agreement, or otherwise challenging, claiming or seeking other relief in respect of the transactions under this Agreement, or imposing restrictions or conditions on the transactions under this Agreement, or otherwise interfering with the transactions under this Agreement.

(5)                   There are no effective Chinese laws or other applicable laws or any agreements, contracts or documents which prohibit or restrict the consummation of the transactions under this Agreement, or cause substantial adverse effects on the ownership, operation or control of the Main Business and related assets by Party C (The “substantial adverse effects” in this Agreement refer to any following circumstances, changes or influences involving the business or the Company, which circumstances, changes or effects (i) cause or are proved with sufficient evidence to possibly cause any adverse effect on the existence or business of the Company; (ii) cause or are proved with sufficient evidence to possibly cause any adverse effect on the qualification or ability of the Company to conduct the current business; (iii) cause any adverse effect on the ability of the Parties to fulfill their respective obligations under this Agreement or any of the transaction documents hereunder; or (iv) cause any adverse affect on the business, contracts, assets, transactions or the financial performance of the Company).

(6)                   Party A and its designated third party intermediary have completed due diligence on Party C (including but not limited to financial, legal, business due diligence) (the “Due Diligence”). No significant matters have been found which may affect the transactions in the Due Diligence, and any remedy requested by Party A has been completed. In case any matter which may affect the valuation of the Company has been founded in the Due Diligence, Party A shall have the right to request adjustment to the Company’s valuation and the Equity Transfer Price shall be adjusted accordingly.

(7)                   (i) Party D or its designated parties shall have paid a deposit of RMB 85.3 million (“Deposit of Party D”) to the bank account designated by Party A in writing, or (ii)Party A has received an independent letter of guarantee from Party B from any of the 5 major banks (including the Industrial and Commercial Bank of China, Agricultural Bank of China, Bank of China, China Construction Bank, Bank of Communications) or a stock bank acknowledged by Party A (the “Letter of Guarantee”). The maximum amount guaranteed by the bank under the Letter of Guarantee shall be RMB 85.3 million and the validity period of it shall be until April 30, 2021. Party A shall have the right to exercise the Letter of Guarantee unilaterally at the time without the consent of Party B or Party B’s shareholders or any other parties concerned.

(8)                   The Company has delivered to Party A the Company’s financial statements as of December 31, 2018 (the “Balance Sheet Date”), as well as the Company’s business plan and budget, which were certified through signature by the legal representative of the Company to be true and accurate.

(9)                   Except for the transactions under this Agreement, there have been no significant adverse changes in the financial status, prospects, operating performance, general operating conditions, value of equity or major assets of Party C from the Balance Sheet Date to the Completion Date (including the Completion Date), nor have there been any events or facts which may lead to such changes.

(10)            The power authority of Party C has approved the Target Equity Transfer, which approval include at least the following matters: (1) approval of the relevant matters relating to the Target Equity Transfer; (2) approval of the reorganization of the Company’s board of directors in accordance with Article 6.1 (2) of this Agreement; (3) all shareholders of Party C other than Party A have given up the right of first refusal with respect to the Target Equity Transfer; (4) approval of the new articles of association of the Company.

(11)            The power authority of Party C has approved the relevant matters under this Agreement, including but not limited to the approval of the transfer of the Target Equity, the approval of the signing of this Agreement and its Exhibits by Party D and other relevant transaction documents.

(12)            Party A has received the evidence that all and any required approvals, authorizations, approvals, licenses, registrations, filings, licenses, annual inspections, orders, exemptions, certificates and consents (collectively, “Approvals”) in connection with the transaction documents and transactions under this Agreement have been obtained, including, but not limited to, the Approval of the board of directors and shareholders’ meeting of Party C, the Approval of the executive director and the shareholders’ meeting of Party D, the Approval of any third party (if applicable), and the Approval of government authorities.

(13)            The new articles of association of Party C attached hereto as Exhibit 3 reflecting the Target Equity Transfer and other documents for the completion of transactions under this Agreement (collectively referred to in this Agreement as “Transaction Documents”) have been signed by all Parties concerned (other than Party A).

(14)            The key management and other key employees of the Company listed in Exhibit 1 (collectively referred to as the “Key Employees”) have signed a labor contract and a confidentiality, intellectual property attribution and non-competition agreement with the Company in the form and content satisfactory to Party A, among which the service period stipulated in the labor contract shall be at least two (2) years after the Completion Date, and the period of non-competition shall be the term of office and one (1) year after any Key Employee resigns from the Company.

(15)            Party A has obtained its internal approval for the Transaction Documents and the transactions under this Agreement.

(16)            Party B, Party C and Party D have issued a confirmation letter to Party A certifying that the conditions precedent set forth in this Article 3.1 have been satisfied.

3.2                          Party B, Party C and Party D shall ensure that the conditions precedent for the Completion set forth in Article 3.1 of this Agreement shall be satisfied as soon as possible and in any event (except in cases where the conditions precedent for the Completion are not satisfied due to reasons attributable to Party A) no later than March 10, 2019. After the signature and entry into force of this Agreement, Party A shall have the right to terminate this Agreement at any time by notice in writing, and Party A shall not be liable to any other Parties if any of the conditions precedent for the Completion set forth in Article 3.1 has not been satisfied or waived in writing by Party A (as the case may be) before March 10, 2019.

Article IV                            Performance Commitment and Compensation Mechanism

4.1                   Performance Commitment

Party B hereby undertakes to Party A to ensure that the Company shall achieve the following performance targets (“Performance Targets”, among which the Performance Target in 2019 the “2019 Performance Target” and the Performance Target in 2020 the “2020 Performance Target”) in 2019 and 2020 (collectively, the “Performance Commitment Period”):

(1)                          The target number of daily active users (excluding repeated counting) of the Company’s APP (including but not limited to Tadu Wenxue APP, Xiangcun Xiaoshuo APP, Mitao Xiaoshuo APP, etc.) (statistical buried points will be added to the Company’s APPs according to the buried point document standards of the Phoenix Network Data Center) shall be not less than the following respectively: (a) in 2019: the daily average in December of 1.12 million, the daily average in the whole year of 900,000 (the above user number indicators shall be calculated by excluding repeated counting of users of a number of APPs and the aforesaid aggregated average number of users for the whole year (excluding repeated counting) no less than 720,000; (b) in 2020: the daily average in December of 1.4 million, the daily average in the whole year of 1.08 million (the above user number indicators shall be calculated by excluding repeated counting of users of a number of APPs and the aforesaid aggregated average number of users for the whole year (excluding repeated counting) no less than 864,000; (“User Number Target”);

(2)                          The target pieces of originally created literature works for which the Company has obtained the valid exclusive information network distribution rights and the adaptation rights through entering into agreements (based on the valid exclusive IPR license/authorization contracts) shall be no fewer than 5,315 pieces and 5,950 pieces respectively (“Number of Works Target”);

(3)                          The annual revenue of the Company audited by the auditor designated by Party A shall not be less than: RMB 180,008,000 and RMB 235,000,000 (the “Annual Income Target”);

(4)                          The annual net profit of the Company audited by the auditor designated by Party A shall not be less than RMB 12,350,400 and RMB 17,753,000 (the “Annual Net Profit Target”).

Whether the above Performance Targets are achieved shall be determined ultimately based on the audit results by the auditor retained by Party A.

4.2                   Compensation Mechanism

Party A and Party D agree that:

(1)                          If the actual/target number of any one of the Company’s Performance Targets for 2019 (User Number Target, Number of Works Target, Annual Income Target or Annual Net Profit Income Target) has not be accomplished 100%, then (a) the valuation of the Company will be adjusted to RMB 230.4 million and the Equity Transfer Price will be adjusted to RMB 58.8 million; (b) Party A has the right to: (i) request Party D to return to it RMB 85.3 million, or (ii) not to return Party D’s Deposit to Party D or its designated party, and to keep Party D’s Deposit to itself, or (iii) to demand payment under the Letter of Guarantee.

(2)                          If the actual/target value of the Company’s Performance Targets for 2019 (User Number Target, Number of Works Target, Annual Income Target and Annual Net Profit Income Target) has been accomplished 100% or above, Party A will continue to test the Company’s Performance Target for 2020 (User Number Target, Number of Works Target, Annual Income Target and Annual Net Profit Income Target).

(3)                          If the actual/target number of any one of the Company’s Performance Targets for 2020 (User Number Target, Number of Works Target, Annual Income Target or Annual Net Profit Income Target) has not be accomplished 100%, then (a) the valuation of the Company will be adjusted to RMB 230.4 million and the Equity Transfer Price will be adjusted to RMB 58.8 million; (b) Party A has the right to: (i) request Party D to return to it RMB 85.3 million, or (ii) not to return Party D’s Deposit to Party D or its designated party, and to keep Party D’s Deposit to itself, or (iii) to demand payment under the Letter of Guarantee.

(4)                          If the actual/target value of the company’s Performance Targets for 2020 (User Number Target, Number of Works Target, Annual Income Target and Annual Net Profit Income Target) has been accomplished 100% or above, the Letter of Guarantee shall terminate. If Party A has not returned Party D’s Deposit to Party D or its designated party, then Party A should return Party D’s Deposit to Party D or its designated party which has been paid by Party D or its designated party.

Article V     Representations and Warranties

5.1                          Representations and Warranties of Party B and Party C

In addition to the matters disclosed in the Disclosure Letter set forth in Exhibit 2, Party B and Party C jointly and severally make the following representations and warranties to the other Parties from the date of signature and entry into force of this Agreement (including the Effective Date of this Agreement) to the Completion Date (including the Completion Date):

(1)                          Party C is a limited liability company lawfully established and effectively existing under Chinese law, and the registered capital of Party C has been fully paid in accordance with the Articles of Association of the Company, and laws and regulations. Party B is a limited liability company lawfully established and effectively existing in accordance with Chinese law. Party B and Party C have the civil rights and civil capacity to enter into this Agreement and other transaction documents of which they are a party and to fulfill their obligations under the transaction documents according to Chinese law .

(2)                          Party B and Party C have effectively signed this Agreement and other transaction documents to which they are a party. Party B and Party C have obtained all authorizations, licenses and approvals (including but not limited to the internal authorization of Party C) for the signature, delivery and performance of the above documents and the performance of their rights and obligations under the same. Party B and Party C are able to lawfully enter into this Agreement and other transaction documents to which they are a party, and fulfill their obligations under the transaction documents. The obligations and responsibilities of Party B and Party C under this Agreement are lawful, valid and enforceable.

(3)                          The signing, delivery of this Agreement and other transaction documents to which they are a party or performance of the rights and obligations by Party B and Party C under such agreements does not violate Chinese law, the articles of association or other charter documents of Party C, the articles of association or other charter documents of Party B or Party B’s shareholders, the relevant provisions of the CSRC, any court judgment or ruling, or arbitral award, administrative decision or order which is binding on or applicable to Party B or Party C, any document, contract or agreement to which Party B or Party C is a party, any document, contract or agreement which is binding on it or its assets, or cause violations of any condition for the granting and/or renewing of any approvals to be granted to Party C, or cause the termination, revocation of or imposition of additional conditions for any permit issued to Party C.

(4)                          Party C owns all governmental and third Party approvals required for Party C to engage in the Main Business (including but not limited to including the Main Business in the business scope recorded in its business license). Such approvals are fully effective and binding and have passed all kinds of inspections required for such approvals, including annual inspections. There are no circumstances which may cause such approvals to be revoked, canceled, restricted, unable to renew or expire. Party C has always complied with the provisions of such approvals, has not violated such approvals in any aspect, and has never received any written or oral notice from any government authority informing it that it has breached any of the provisions under any such approval. Party C has never engaged in any business activity that has not been duly approved.

(5)                          The disclosure by Party B and Party C with respect to the equity structure of Party C is true, accurate and complete. There is no mortgage, pledge or other Encumbrances (as defined below) on the equity of Party C. Except as expressly agreed in this Agreement and other transaction documents, in respect of any registered capital of Party C, there are no preemptive rights, convertible securities, or other unexercised rights, commitment to issue additional registered capital of Party C, which may cause any shareholder of Party C to assume or possibly assume the obligation to sell any registered capital in Party C. There are no nominee shareholding, or any existing or potential legal disputes or controversies with respect to the equity of Party C. Party B and Party C confirm that Party D enjoys full ownership of the Target Equity, and enjoys the corresponding shareholder rights of the Company and assumes the corresponding shareholder obligations, whether or not Party D has paid the corresponding price to Party B in full in accordance with the Equity Transfer and Equity Purchase Option Agreement. The “Encumbrance” means any mortgage, pledge, lien, option, right of purchase, restriction, right of first refusal, preemptive right, any third party right or interest, other right restriction or security interest of any form, or any preferential arrangement in any form with similar effect.

(6)                          Except for Yuetan Branch of Beijing Yitian Xindong Network Technology Co., Ltd., Party C does not have any other branch at the date of signing and entry into force of this Agreement up to the Completion Date, or owns directly or indirectly any share, equity interest or other interest in any entity (i.e., any enterprise, firm, company, limited liability company, partnership, trust, institution, joint venture, organization, governmental authority or entity of any other type), or owns any other investment or investment commitment.

(7)                          Party C’s books are complete and well documented. The financial statements contain all relevant and substantive financial information of Party C. The financial information of the Party C disclosed by the financial statements on their respective dates is true, accurate and complete in all respects, without any false elements or misleading statements, and consistent with China’s general accounting standards. These financial statements were consistently prepared following China’s general accounting standards during the aforesaid periods. Party C does not have any unrecorded funds, assets or liabilities, and the accumulation and/or use of all corporate funds is fully and appropriately reflected in the financial statements. The balance sheet contained in the financial statements (the “Balance Sheet”) contains a complete and accurate description of all loans, debts, liabilities, guarantees and other contingent liabilities that have occurred and reasonably foreseeable to occur by Party C as of the Balance Sheet Date, including but not limited to any unpaid outstanding loans borrowed by Party C from any third party. Party B and Party C undertake that, prior to the Completion Date, all debts owed by Party C to Party B and its other related parties (including but not limited to the loan of RMB 121,002,700.00 owed by the Company to Party B’s affiliates) shall be lawfully treated as additional investment by Party B to the Company, which additional investment shall be used to increase the capital reserve of the company. The percentage of equity held by Party A shall not be diluted and all taxes and fees (if any) incurred by Party C as a result of the foregoing matters shall be borne by Party B. Party B and Party C acknowledge and undertake that Party C does not have any outstanding loans, borrowings or contingent liabilities on the Completion Date. Party C does not have any contingent liabilities, nor does it act as the guarantor, indemnifier, warrantor or other obligor for the liabilities of Party B or any other third party or provide any security for the debts or interests of Party B or any other third party. From the Balance Sheet Date to the Completion Date, Party C does not incur any loans, debts, liabilities, warranties or other contingent liabilities.

(8)                          Except as provided in this Agreement, no any following circumstance takes place to Party C after the Balance Sheet Date:

(i)                  Any change to the assets, liabilities, financial conditions or operating results of Party C stated in the financial statements, excluding the changes that arise in the ordinary course of business and will not cause substantial adverse effects;

(ii)               Any damage or loss, whether insured or not, which may cause substantial adverse effects to Party C;

(iii)            Waiver or exemption of Party C’s valuable rights or important creditor’s rights;

(iv)           Any satisfaction or discharge of the Encumbrances, right demands, or right restrictions or payment obligations to Party C, excluding those arising in the ordinary course of business and causing no substantial adverse effects;

(v)              The sale, exchange and otherwise disposal of any of its operational assets by Party C;

(vi)           Any material change to any contract or agreement binding or in connection with Party C or its assets;

(vii)        The resignation or termination of labor relationship with Party C by any Key Employee (excluding those changes in labor relationship consistent with the interests of the Company and with the consent of Party A);

(viii)     The mortgage, pledge, transfer or guarantee and lien of its material properties or assets by Party C;

(ix)           The payment of any advance payment, provision of any loan or guarantee by Party C to its employees, management team, directors or close relatives of the aforementioned persons, excluding the payment of travel expenses and other expenses incurred in the ordinary course of business;

(x)              Any dividend, reservation, payment or other distribution of the registered capital of Party C, or direct or indirect redemption, purchase, acquisition, increase or decrease of the equity interest in Party C;

(xi)           Any sale or transfer of properties of Party C which are reasonably expected to cause material adverse effects;

(xii)        Any other event or situation of any kind which are reasonably expected to cause material adverse effects to Party C;

(xiii)     Any arrangement or undertaking made by Party C with respect to the matters listed in this subparagraph (8).

(9)                          Party C does not own any real estate as of the signature and entry into force of this Agreement up to the Completion Date. Party C has legally entered into a lease contracts for all real estate used by it, which contracts are lawful, valid, binding and enforceable, and there is no default.

(10)                   Party C is legally in possession of all assets necessary for the Main Business, including all assets reflected in the financial statements (the “Assets”), and is able to operate all of its Assets independently. Party C has ownership of such Assets and all Assets are not subject to any Encumbrance and are in good usable conditions. There are no contracts, agreements, commitments, documents or laws and regulations, government regulations, government requirements, measures, litigation or other legal proceedings that may affect the lawful and complete possession or use of the Assets by Party C. The use of its Assets for operation by Party C complies with Chinese law and will not infringe upon the rights and interests of any third party. As of the date of signature and entry into force of this Agreement, any existing mortgage, pledge, trust deed, loan or other security right or Encumbrance (if any) with respect to the Company’s Assets has been released, including but not limited to the relevant Encumbrances stipulated in the Financial Lease Contract entered into by the Company, Party B’s shareholders and Beijing Cultural Science and Technology Financial Lease Co., Ltd.

(11)                   Party C legally possesses the ownership, interests and rights of all intellectual property rights necessary to engage in the Main Business, which do not conflict with or infringe upon any intellectual property rights or other rights of any other party, and are not subject to any Encumbrance. Subparagraph (11) of the Disclosure Letter lists all intellectual property rights such as patents, patent application rights, trademarks, registered trademark applications, copyrights and domain names owned by Party C. Any product or service sold or traded (or to be sold or traded) by Party C does not and will not infringe upon the intellectual property rights or other rights of any third party. “Intellectual property rights” mean all rights worldwide arising out of or in relation to the following, whether they are protected, created or generated under Chinese Law or laws of other jurisdictions: (i) inventions, whether or not patentable, actually used or whether application for patents have been filed in for such inventions, and (ii) patents, patent applications, registration of inventions or any improvement in them, (iii) trademarks, service marks, business appearances, icons, trade names, business names or goodwill, whether registered or not, (iv) copyrights (whether registered or not), copyright registrations or copyright registration applications, (v) software, (vi) trade secrets, business information (whether confidential or not), proprietary or non-patented technologies, (vii) industrial designs, whether registered or not, (viii) databases and data, (ix) domain names, (x) device in any form containing any of the aforesaid, (xi) any right to acquire or apply for a patent or registered trademark right, copyright and domain name, (xii) the right to claim damages, expenses or attorney fees for infringement upon or abuse of any of the aforesaid.

Party C has not received any notice alleging that it has infringed upon, or based on the business operated by it, it will infringe upon any intellectual property rights or any other rights of any other party. It is not necessary for Party C to use any invention made by any employee (or a person who is currently intended to be employed by Party C) prior to being employed by Party C. Each employee has signed with Party C an agreement under which such employee shall transfer any intellectual property rights developed by such employee while working with Party C to Party C and the disclosure of confidential information of Party C shall be restricted, and that he/she does not or has not excluded his/her inventions or results from those inventions transferred to Party C. No employee has breached such agreement in any way.

There are no pending legal proceedings or charges in which Party C alleges that any third party is infringing upon or obstructing its intellectual property rights, and Party C has no plans to initiate such legal proceedings or charges, nor are there any pending charges or legal proceedings in which any third party alleges that Party C or Party B is infringing upon or obstructing its intellectual property rights. There are no such charges or legal proceedings brought against Party C, Party B or the assets owned by them.

Party C has taken commercially sufficient prudent safety measures to protect the value of its intellectual property rights. Party C does not violate Chinese Law in the collection, use and keeping of user information and data, and Party C has legal and effective rights, title and interests in such user information and data.

(12)                   Party C engages in the Main Business. Other than the Main Business, Party C will not engage in any other business or business activities without the approval of the competent authority of Party C and the consent of Party A. Party C has not been assigned any other business, assets, contracts, personnel, liabilities, debts, obligations and/or responsibilities from Party B, Party B’s other shareholders or their respective affiliates. Party C’s shareholders and their affiliates (excluding Party C) do not own, hold or use any Assets (including tangible and intangible assets), personnel, contracts or business in relation to the Main Business. For the purpose of this Agreement, the “affiliate” of any entity or natural person means (1) any other entity/natural person that directly or indirectly controls such entity/natural person, is controlled by that entity/natural person or is under the same control of another entity/natural person; and (2) any other entity/natural person who directly or indirectly owns or holds 5% or more of such entity/natural person; (3) any other entity/natural person who directly or indirectly owns or holds more than 5% (5%) of the voting or other interest of the entity/natural person. “Control” means the right, directly or indirectly, to manage or influence the management and policies of such entity, whether through owning voting interest or through other means, such as contracts. The “affiliate” of any natural person also includes the close relatives of the natural person, including the spouse, parents, grandparents, grandparents, siblings and their spouses, children and their spouses, grandchildren and their spouses.

(13)                   Party C has been and is in full compliance with all Chinese Law and laws of other jurisdictions applicable to its business activities or operations, the possession, management and use of any of its Assets and property. There have been no events, situations or circumstances which may be reasonably expected to constitute or directly/indirectly result in violations of any of the aforementioned legal provisions.

(14)                   There are no pending or imminent or to the knowledge of Party B or Party C, possible litigations, arbitrations, administrative investigations, or other legal or administrative proceedings, or events, situations or circumstances leading to such proceedings, against or affecting Party C, or Party C’s properties, rights, licenses, operations or business. There are no orders, requests, applications, decisions, rulings, resolutions or other actions requesting the dissolution, bankruptcy, closure, liquidation or similar actions of Party C, nor is there any mortgage, enforcement of judgment or summons against the Assets of Party C. There is no circumstance where Party C is insolvent or unable to pay its debts.

(15)                   Party C has complied with various tax laws and regulations, correctly, completely and promptly declared all taxable incomes in accordance with the provisions of the national and local tax authorities of China, paid all its taxes and charges due and payable accordingly, as well as paid off all taxes and charges due and payable. There is no need to pay any additional taxes or charges. No penalties have been imposed on Party C for violation of the relevant tax laws, regulations or rules. Party C has made the corresponding reserves for any tax payment in its financial statements in accordance with the general accounting standards of China. As of the Balance Sheet Date, the funds prepared for tax payment indicated in the balance sheet are sufficient for the payment of all incurred and unpaid taxes of Party C. Party C has not received any reminders for tax payment from tax authorities or any other competent authorities or requests to inspect or audit any tax returns. There are no pending audits, measures, procedures, investigations, disputes or claims, nor are there circumstances where the tax authorities or other competent authorities may make tax claims from Party C.

(16)                   All contracts signed by Party C with any of its suppliers, other partners and any Affiliates that are still in effect or have not been fully performed on the Completion Date, as well as any other important business, asset and financing contracts (collectively, the “Operation Contracts”) relating to the operations and business of Party C, are lawful, valid, binding and enforceable to the contracting parties. There are no breaches by Party C or other contracting parties in the performance of the Operation Contracts. There are no exclusive, non-competitive or restrictive terms in any Operation Contracts, which restrict or otherwise prevent Party C from entering into any agreement with any third party on any terms and conditions desired by Party C. No Operation Contracts will be subject to the consent or approval of any government authority, institution, organization or individual in order to maintain legal and valid due to the Target Equity Transfer.

(17)                   There are no circumstances where Party C violates any applicable Chinese Law in relation to labor (including but not limited to labor contracts, salaries, working hours, social insurances and housing funds payment, etc.), nor are there any liabilities, contingent liabilities or unpaid expenses as required by Chinese Law in relation to labor. Party C has paid to the relevant government authorizes the taxes withheld for its employees, or has withheld and retained payments from its employees not yet payable by such employees for such government authorities.

No Key Employee has proposed to terminate the labor relationship with Party C, nor is there any other circumstance in which any Key Employee cannot continue to be employee of Party C. At present, Party C does not intend to terminate the labor relationship with any of the Key Employees (except for changes to the labor relationship which are consistent with the interests of the Company and with the consent of Party A). Except as required by Chinese Law, there is no unpaid indemnity or other payment after the termination of the labor relations of the employees of Party C.

Party C has been paying social insurances and housing funds for its employees in accordance with the provisions of Chinese Law.

There is no labor dispute or controversy or potential labor dispute or controversy between Party C and its existing employees or former employees. Party C is not subject to any written or oral, express or implied contract, undertaking or arrangement between it and the trade union and there has been no strike.

No Key Employee, directly or indirectly, holds any equity or shares of any percentage in any other entity which compete with the business of or cause adverse affects to the assets or business of Party A, Party C or their respective affiliates (excluding holding not more than 1% equity in any listed company), or holds any position in any entity other than Party C. In the past three (3) years, no Key Employee has: (i) been found guilty or is subject to a pending trial (excluding traffic violations); (ii) been permanently or temporarily prohibited from acting as the legal representative, senior manager or director of any other company pertaining to any order, judgment or decree of any court of competent jurisdiction (which has not been revoked or suspended); (iii) been ruled by a court or other regulatory body having jurisdiction to have violated any securities law, trade law, or unfair trading law, which ruling has not been revoked or suspended.

(18)                   Since its establishment, all transactions made by Party C with any affiliate (including but not limited to shareholders of Party C and their respective affiliates), current or former employees, directors, consultants or shareholders or affiliates of any of the aforesaid (collectively, “Affiliates”) are fair. There are no unfair or unlawful related transactions between any of the Affiliates and Party C through taking advantage of their related party status. As if the Completion Date, except for the transaction documents and labor-related contracts, there are no contracts, agreements or other transactions that are still within the validity period or have not been completely fulfilled between Party C and any of the Affiliates, and there are no creditor’s rights, debt obligations, liabilities or any other payables or receivables.

(19)                   Neither Party B nor its respective affiliates have operated, participated in or possessed, directly or indirectly, any business which is the same as, similar to or competing with the Main Business. Except for holding equity in Party C, Party B does not hold, directly or indirectly, any equity or shares of any percentage in any other entity which compete with the business of or cause adverse affects to the assets or business of Party A, Party C or their respective affiliates (excluding holding not more than 1% equity in any listed company).

(20)                   Party B, Party C or their employees, directors, shareholders, representatives and agents have never carried out or participated in any activities prohibited by all laws, regulations, rules, ordinance or any other legally binding measures of China, the United States and any other jurisdiction related to anti-bribery, corruption, money laundering, fraud and other similar activities, counter-terrorism, economic sanctions and anti-boycott laws (the “Anti-corruption Laws”).

(21)                   From the date of signature and entry into force of this Agreement to the Completion Date, there are no or there haven’t been any events, facts, conditions, changes or other circumstances that have caused or may reasonably be expected to cause material adverse effects on the assets, liabilities, profit prospects and normal operation of Party C.

(22)                   Party B and Party C have truthfully and fully disclosed to Party A all information, documents and materials requested by Party A, the information, documents and materials that are substantially related to the performance of this Agreement by Party B and Party C, as well as the information, documents and materials that have material influences on Party A’s willingness to enter into this Agreement. The information, documents and materials disclosed by Party B and C to Party A are true, accurate and complete, free from any false or misleading statements. Party B and Party C has informed Party A of any circumstances coming to their knowledge which make any their representations, commitments or warranties made in this Agreement untrue, incorrect or incomplete at any time after the signature and entry into force of this Agreement, and has followed reasonable requests made by Party A in taking necessary measures to rectify or make public announcement.

5.2                  Representations and Warranties of Party D

From the Signing Date of this Agreement (including the Signing Date of this Agreement) to the Completion Date (including the Completion Date), Party D shall separately and independently make the following representations and warranties to other Parties:

(1)                          Party D is a limited liability companies legally established under Chinese law. Party D shall have civil rights and civil capacity to sign this Agreement and other Transaction Documents to which it is a Party and to fulfill its obligations under the Transaction Documents in accordance with Chinese law.

(2)                            Party D has duly signed this Agreement and other Transaction Documents to which it is a party. On the Completion Date, Party D shall have obtained all authorization, permission and approval (including but not limited to its internal authorization, if applicable) for the signature, delivery and performance of the above mentioned documents and the performance of the rights and obligations under the same. Party D is able to legally enter into this Agreement, other Transaction Documents to which it is a party and fulfil their obligations under the Transaction Documents. Party D’s obligations and responsibilities under this Agreement are lawful, valid and enforceable.

(3)                            The signature and delivery of this Agreement and other Transaction Documents to which it is a party and the performance of its rights and obligations by Party D under the Transaction Documents do not violate Chinese law, its articles of association or other charter documents, or court judgments, rulings, arbitral awards, administrative decisions, orders that are binding or applicable to them.

(4)                            There are no mortgages, pledges or other Encumbrances placed on the Target Equity held by Party D; Party D has entire and exclusive ownership and right of disposition of the Target Equity held by it and is entitled to transfer the Target Equity to Party A in accordance with provisions of this Agreement. Except as expressly agreed in this Agreement and other transaction documents, there are no preemptive rights, convertible securities, or other un-exercised rights, commitment of issuance of additional equity with respect to the Target Equity to obligate Party D to sell or possibly sell any registered capital of Party C. There are no nominee shareholding or any existing or potential legal disputes or controversies with respect to the Target Equity.

5.3                  Representations and Warranties of Party A

From the Signing Date of this Agreement (including the Signing Date of this Agreement) to the Completion Date (including the Completion Date), Party A shall separately and independently make the following representations and warranties to other Parties:

(1)                          Party A is a limited liability companies legally established under Chinese law. Party A shall have civil rights and civil capacity to sign this Agreement and other Transaction Documents to which it is a Party and to fulfill its obligations under the Transaction Documents in accordance with Chinese law.

(2)                          Party A has duly signed this Agreement and other Transaction Documents to which it is a party. On the Completion Date, Party A shall have obtained all authorization, permission and approval (including but not limited to Party A’s internal authorization, if applicable) for the signature, delivery and performance of the above mentioned documents and the performance of the rights and obligations under the same. Party A is able to legally enter into this Agreement, other Transaction Documents to which it is a party and fulfil their obligations under the Transaction Documents. Party A’s obligations and responsibilities under this Agreement are lawful, valid and enforceable.

(3)                          The signature and delivery of this Agreement and other Transaction Documents to which it is a party and the performance of its rights and obligations by Party A under the Transaction Documents do not violate Chinese law, its articles of association or other charter documents, or court judgments, rulings, arbitral awards, administrative decisions, orders that are binding or applicable to them.

5.4                  Validity Period

The representations and warranties made by the Parties in this Article 5 shall continue to be valid after the Completion Date and are not affected or restricted by any information from the due diligence of the other Parties or coming to such other Parties knowledge.

Article VI         Covenants of the Parties

6.1                          Party B, party C and Party D jointly and severally covenant that from the date of signature and entry into force of this Agreement, unless with the prior written consent of Party A or otherwise expressly provided in this Agreement:

(1)                          Within one (1) month from the date of signature and entry into force of this Agreement, Party C shall and Party B and Party D shall make best efforts to assist and cause Party C to complete the industrial and commercial registration of changes in respect of the Target Equity Transfer, and provide Party A with the new business license of Party C, the register of shareholders reflecting Party A’s holding of 51% equity in Party C, and the registration materials issued by the competent administration for industry and commerce proving the completion of the aforesaid industrial and commercial registration (with the official seal of the competent administration for industry and commerce).

(2)                            Party B agrees and undertakes that, from the Completion Date, Party A shall have the right to consolidate the financial statements of Party C (the “Consolidation Right”) and to control the operation and management of Party C. Party B and Party C agree to take all measures to ensure Party A’s Consolidation Right and controlling right, including but not limited to: Party A is entitled to reorganize the Board of Directors of Party C, which shall consist of five (5) directors, of whom three (3) will be appointed by Party A and two (2) will be appointed by Party B. Party B and Party C shall cause Party C to complete the reorganization of the Board of Directors in accordance with the aforesaid agreement. The Board of Directors of Party C may pass resolutions with the consent of more than half of the directors. Unless those matters expressly provided for in the laws and regulations to be within the powers of the shareholders’ meeting, the Board of Directors of Party C shall have the right to determine all matters of Party C.

(3)                            Party B and Party C shall not engage in, permit or facilitate any act or omission that would constitute or result in being untrue, inaccurate or breached of the representations, warranties or commitments made under Articles 5.1 and 6.1 of this Agreement.

(4)                            Party D shall not engage in, permit or facilitate any act or omission that would constitute or result in being untrue, inaccurate or breached of the representations, warranties or commitments made under Articles 5.2 and 6.1 of this Agreement.

(5)                            Party B, Party C and Party D shall take all reasonable measures to preserve and protect the assets of Party C, to operate Party C’s main business and maintain the relationship with its suppliers, customers and employees in a manner consistent with past practices and prudent commercial practices in the normal course of business, to maintain sufficient operating funds to ensure Party C’s operations, and ensure that no substantial adverse changes take place to Party C within its controllable range.

(6)                            Party B and Party D shall not transfer their equity in Party C to any third party or pledge their equity in Party C in favor of any third party or create any other Encumbrance on their equity in Party C. Party B shall cause other shareholders of Party C not to transfer the equity in Party C held by them respectively to any third party, or pledge their equity in Party C in favor of any third party or create any other Encumbrance on their equity in Party C, provided that if (i) after December 31, 2020 and (ii) all obligations under the Agreement of Performance Commitment and Profit Compensation of the Management of the Company signed by Party B, Party A and other parties concerned have been fully performed, the right of Party B to transfer its equity in Party C will no longer be subject to the restrictions of this article. Notwithstanding the foregoing, in no event shall Party B transfer, sell, pledge or otherwise dispose of the equity in Party C to any competitors of Party A (or its affiliates) or Party C. Subject to the aforesaid, if Party B transfers any part of the equity in Party C held by it to any entity (other than Party B’s Affiliates), Party A shall have the right of first refusal under the same conditions. The Parties further acknowledge and agree that the right of Party A to transfer, sell or dispose of any equity in the Company to any other third party is not subject to any restrictions, except as prohibited or restricted by laws and regulations or as otherwise provided in the Articles of Association of the Company.

(7)                            Party B, Party C and Party D shal make all efforts to facilitate the transactions under this Agreement and will not take any act or omission that may obstruct or improperly delay the transactions under this Agreement.

(8)                            In order to perform any provision of this Agreement (including, but not limited to, the conditions precedent agreed upon in Article 3.1), Party B Party C and Party D shal take all necessary actions and sign all necessary documents and instruments.

(9)                            Party B and Party C shall give Party A (and the designated third party agent) the right to contact the lenders, financial advisers, accountants and other consultants of Party C, and shall assist Party A in obtaining such information as it may reasonably request in respect of Party C’s financial, operational and/or business aspect. In addition, Party B, Party C and Party D shall immediately notify Party A of any litigation, arbitration or administrative proceedings which have taken place or are likely to take place in connection with the Target Equity or the assets, business and/or revenues of Party C. The right of access and information inspection right provided to Party A under this Agreement shall not in any way affect or restrict any representations and warranties made by Party B and Party C under this Agreement.

(10)                    Party B, Party C and Party D shall make their best reasonable efforts to obtain all approvals necessary for the completion of the transactions under this Agreement within the shortest possible time in accordance with the provisions of Chinese law. Party B agrees to promptly notify Party A of any written or oral information received by Party C from relevant government authorities in connection with any such approvals, and to provide Party A with any written information obtained by it in a timely manner.

(11)                    Except for the discussions under this Agreement, no Parties other than Party A shall directly or indirectly, through any afffiliate, consultant, representative, employee, director, agent or other person, make, solicit, initiate or encourage any person (including any of its employees) to submit any proposal or offer (“Transaction Proposal”) in connection with the equity sale by Party B or Party D, the mergers, consolidations, acquisition of Party C or its equity, or the acquisition of any important asset of Party C. Furthermore, Party B, Party C and Party D shall cease immediately or cause others to cease all ongoing contracts or negotiations in connection with the Transaction Proposal.

(12)                    Party B undertakes that (1) during the time when Party B holds equity in Party C either directly or indirectly, and (2) within 5 years after it no longer directly or indirectly holds equity in Party C, without the prior written consent of Party A, Party B and its Affiliates will not, in their own name or as an agent, directly or indirectly: (1) engage in any business competing with the Main Business of Party C; (2) make investment of any form in any competitor (including but not limited to becoming the owner, shareholder, actual controller of such competitor or otherwise owning the interests of the competitor), or setting up any company or other business organization; (3) engage in any business transaction with any competitor which relates to the Main Business of Party C and damages the interests of Party C (including but not limited to becoming the business agent, supplier or distributor of such competitor);(4) provide advice or opinion of any form to any competitor in connection with the business, and (5) sign any agreement that may restrict or impair Party C from engaging in its existing business, make any similar commitment or take any other similar arrangement; or (6) solicit business from the customers, agents, suppliers and/or independent contractors of Party C for the benefit of any competitor, or instigate the customers, agents, suppliers and/or independent contractors of Party C to terminate their cooperation with Party C.

The term “competitor” referred to in this article means any enterprise or individual who is engaging in, or planning to engage in the same or similar business as the Main Business of Party C and competes with Party C and its Affiliates.

(13)                    Party B and Party D shall not, and shall cause other shareholders of Party C not to bring up any litigation or other claims against Party C, or take any actions which are unfavorable to Party C.

(14)                    The business activities of Party C shall not infringe upon the intellectual property rights of any third party in all material respects, and Party C shall apply in a timely manner with the relevant government authorities in the name of the Company for the trademarks, software copyrights or other intellectual property rights necessary for the Main Business to best protect the interests of the Company.

(15)                    Party C shall, and Party B and Party D shall cause Party C to (1) comply with Chinese Law and other applicable laws, (2) obtain and maintain all approvals necessary for its business, and (3) obtain and maintain the authorization and license of the intellectual property rights or other rights necessary for its business.

(16)                    If Party D or its designated party has paid Party D’s Deposit to the bank account designated by Party A in writing in accordance with Article 3.1 of this Agreement, Party B shall still have the right to provide a Letter of Guarantee to Party A and request Party A to return Party D’s Deposit paid by Party D or its designated party to Party A within three (3) working days after Party A has received the Letter of Guarantee provided by Party B. The Parties acknowledge and undertake that any and all costs arising from the issuance of the Letter of Guarantee shall be borne by Party B and that the interest generated by Party D’s Deposit in Party A’s designated account shall belong to Party A.

Article VII                       Termination of Contract

7.1                          Circumstances of Termination of Contract

This Agreement may be terminated in the following ways:

(1)                          The Parties may terminate this Agreement in writing and determine the effective date of the termination;

(2)                          In any of the following circumstances, Party A may notify the other Parties in writing to terminate this Agreement:

(i)                            Any condition precedent agreed upon in Article 3.1 of this Agreement has not been satisfied before March 10, 2019;

(ii)                         Any representation or warranty made by any other Party materially is untrue or has material omissions at the time of being made or on the Completion Date;

(iii)                      Any other Party to this Agreement has committed a material breach, and the breaching Party has not rectified such material breach within thirty (30) days from the date of receipt of the notice of Party A’s for rectification;

(iv)                     Party C enters into any voluntary or compulsory insolvency proceedings (unless such proceedings are revoked within 90 days of commencement), or Party C is declared bankrupt by a court or other governmental authorities;

(v)                        The performance of this Agreement has been significantly interrupted for 6 months or above consecutively due to the occurrence of any event of force majeure under Article 9; or

(vi)                     As a result of any significant change in the applicable Chinese Laws or their interpretations, or as a result of the amendment, supplement or revocation of applicable laws and regulations or their interpretations by any government authorities, it is impossible to achieve the main purposes under this Agreement or impossible for Party A to achieve the main interests under this Agreement.

7.2                          Effect of Termination of Contract

(1)                          This Agreement shall become invalid and null when it is terminated in accordance with any of the items under Article 7.1 (excluding Article 7, Article 8, Article 10, Article 12, and Article 13.3);

(2)                          After the termination of this Agreement, the Parties to this Agreement shall return the consideration under this Agreement and the interest calculated based on the interest rate for the same period announced by the People’s Bank of China and try to restore the status of this Agreement to the status when it was signed within 3 days or within other period otherwise confirmed by the Parties based on the principles of fairness, reasonability, honesty and good faith.

Article VIII                  Default Liabilities

8.1                          General Default Liabilities

If any signatory Party breaches any of its warranties, covenants, agreements or any other provisions under this Agreement (the “Breaching Party”), or any representation made by any signatory Party under this Agreement is untrue, which cause other Parties to bear any costs, liabilities or suffer losses (including but not limited to any loss of profits which other Parties have reasonable evidence to prove that they are expected to obtain, collectively referred to as the “Losses”), the Breaching Party or the Party making the untrue representations shall compensate other signatory Parties for all Losses (including without limitation any interest and attorney fees paid or suffered by the other Parties due to the actions of the Breaching Party or the Party making untrue representations). Such compensation shall be equivalent to the actual losses suffered by the non-defaulting Parties and all obtainable interests which are deprived of as a result of the defaults or any untrue representation of the Breaching Party.

8.2                          Specific Default Liabilities

Party B shall jointly and severally indemnify Party C and/or Party A and their Affiliates, as well as their directors, managers, employees, representatives and successors, for all and any losses (including but not limited to any direct, indirect losses, losses of reasonably expected proceeds or reduction of the Company’s valuation) as a result of any of the following matters, so that they are not affected by such Losses:

(1)                                Any debts, liabilities and responsibilities incurred by the Company arising out of or originated from any loans, debts, liabilities, guarantees and other contingent liabilities which take place on or prior to the Completion Date, or taking place after the Completion Date due to any matters which have occurred prior to the Completion Date;

(2)                                Litigation, arbitration, administrative investigation or other administrative or judicial proceedings in respect of the conduct or events of the Company on or before the Completion Date;

(3)                                Tax verifications/inspections on the Company due to any matter prior to the Completion Date, which lead to taxes, late fees and fines, including but not limited to any taxes corresponding to the equity transfer transactions which took place in the Company’s history, various underpaid taxes in the course of the Company’s business, individual income taxes to be withheld corresponding to the award, exercise of options and repurchase of the employee’s incentive equity, individual income taxes withheld for the salaries and bonuses of employees, etc.;

(4)                                The following acts of the Company and/or its subsidiaries, Party B and/or other Affiliates of Party B prior to the Completion Date: (i) violations of Chinese Law, anti-corruption laws or other applicable laws and regulations or any approval; (ii) breach of any contract and agreement to which it is a party or binding on it; (iii) infringement upon the rights and interests of any third party (including but not limited to intellectual property rights); (iv) failure to pay social insurances and housing funds in accordance with Chinese Law, in which case all supplementary payments, late fees and fines shall be borne entirely by Party B; (v) there being expenses and expenditures not recorded in the books; (vi) the past accounting of the Company being not fully real, accurate or complete; (vii) any resigned Key Employee has not signed the non-competition agreement with the Company; and (viii) related transactions, arrears, obligations or liabilities to any Affiliates.

To avoid any doubt, the right of Party A to make claims in respect of the aforesaid matters shall not be affected by the fact that they have been disclosed to Party A.

8.3                      Default Liabilities in Respect of Performance Commitment

Party B must ensure the authenticity of all performance data (number of users, number of works, annual income, profit). Party A shall have the right to monitor all performance data, and Party B shall provide Party A with accurate data query backstage or statements for Party A to verify. If Party A finds that Party B has the following behaviors, it is deemed that Party B’s Performance Targets are not met, and Party A shall have the right to terminate the performance appraisal in advance (i.e., Party B and the Company are deemed having not fulfilled their performance commitment, which should be handled in accordance with Article 4 of this Agreement and the Agreement of Performance Commitment and Profit Compensation of the Management of the Company).

(1)                       Taking improper actions for marketing, including but not limited to falsifying number of visits (generating large number of installations and activations maliciously through technical means which in fact are not produced by active downloading, installing and using by real users) and other improper means to falsify user data;

(2)                       Making false contracts in the name of others, falsifying the number of works;

(3)                       Making false transactions with third parties or making transactions which are not consistent with fair values, or misstating income and profit data;

(4)                       Other data counterfeiting activities.

8.4                      No Recourse

Party B and Party D hereby confirm, agree and undertake that they shall not recover the claims for compensation from Party A or its Affiliates (including Party C after the Completion Date) in accordance with this Agreement against Party C, and that they shall not demand Party C to indemnify them for any compensation or indemnification amount paid by them to Party A or its Affiliates (including Party C after the Completion Date) under this Agreement.

Article IX                           Force Majeure

9.1                              Definition of Force Majeure

Force majeure means an objective situation which cannot be foreseen, avoided, or overcome, including the occurrence of an force majeure event due to earthquake, typhoon, flood, fire, war, and other unforeseen events whose occurrence and consequences cannot be prevented or avoided, or changes to laws, regulations and rules, or the promulgation of new laws, regulations and rules, or any governmental act, causing direct effects to the performance of this Agreement or cause the Agreement unable to be performed on the agreed terms.

9.2                            Effects of Force Majeure

(1)                                In the event of force majeure and a Party’s performance of any of its obligations under this Agreement is affected as a result of force majeure, the performance of such obligation shall be suspended during the delayed period caused by the force majeure, and the time limit for its performance shall be extended accordingly in accordance with the time delayed without any penalty. The Party claiming force majeure must notify the other Parties of the details of the force majeure within seven (7) working days after the occurrence of the force majeure, or within seven (7) working days from the date of restoration of telecommunications, by fax and courier simultaneously, and shall provide proof of the occurrence and duration of force majeure in the same time.

(2)                                If the Party claiming force majeure fails to notify the other Parties and provide appropriate proof in accordance with the above provisions, its liability for failure to perform its obligations under this Agreement shall not be waived. The Party affected by force majeure shall make reasonable efforts to reduce the consequences of the force majeure and resume the performance of all relevant obligations as soon as possible after the disappearance of the force majeure. If the Party affected by force majeure fails to resume the performance of the obligations after the reasons for the suspension of the performance due to force majeure have disappeared, such Party shall be be held liable to the other Parties in this regard.

(3)                                In the event of force majeure, the Parties shall immediately consult with each other with a view to achieving a fair solution and shall make all reasonable efforts to mitigate the consequences caused by such force majeure.

Article X    Confidentiality

10.1                       Scope of Confidentiality

The Parties agree to keep the following information confidential: the existence, content and signature of the transaction documents, the trade secrets, technical secrets of other Parties known to the Parties as well as any oral or written materials exchanged between the Parties for the preparation for or performance of the transactional documents during the validity periods of the transaction documents which need to be kept confidential shall not be disclosed to any third party or made public without the written consent of such other Parties. Each Party shall ensure that its employees, consultants and agents shall perform the confidentiality obligations under this Agreement. However, disclosure of any confidential information by any Party in any of the following circumstances shall not be considered a breach of this Agreement: (1) such information is known to the public at the time of disclosure; (2) such information is disclosed based on the prior written consent of the other Party; (3) a Party makes disclosure to its shareholders, directors, management or the accounting firm or law firm retained by it for the purpose of assessing the transactions under this Agreement; (4) a Party makes disclosure in accordance with the requirements of the competent stock exchanges, regulators or other government authorities having jurisdiction over it. Prior to the disclosure, the disCompletion party shall notify the other Parties in writing of the exact nature of the trade secrets to be disclosed. Within a reasonable time before such disclosure is made, the disCompletion party shall consult with the other Parties on the disclosure and seek to treat such disclosure confidential as far as possible at the reasonable request of the other Parties. To avoid any doubt, the Parties agree that Party A may publicly disclose the occurrence and information of the transactions under this Agreement without causing direct damage to the interests of the other Parties, however, the other parties shall abide by the provisions of this Article 10 and shall not publicly disclose the transactions without the consent of Party A.

10.2                     Confidentiality Term

The Parties agree that this article shall survive whether or not this Agreement will be amended, discharged or terminated.

Article XI                           Notice

11.1                       Forms of Notice

Any notice or other communications sent by any Party to other Parties in connection with this Agreement (the “Notice”) shall be in writing (including fax and email). For the purposes of the Notice, the contact details of the Parties are as follows:

Party A:

Address: 16th Floor, Zhongqing Tower, No. 4, Qiyang Road, Chaoyang District, Beijing

Telephone: 010-60675457

Email: liuqx@ifeng.com

Attention: Liu Qingxia

Party B:

Address: 26th Floor, Xinwen Tower, No. 1002 Shen Nan Central Road, Futian District, Shenzhen

Telephone: 13501167922

Email: rayyam@live.cn

Attention: Ren Weiguang

Party C:

Address: Room 101-103 (Deshen Garden), No. 117 Deshenmenwai Street, Xicheng District, Beijing

Telephone: 17055100110

Email: hui.fang@tadu.com

Attention: Fang Hui

Party D:

Address: Room 2506, 25th Floor, Tower A, Jinji 100 Tower, No. 5016 Shen Nan Road East, Guiyuan Community, Luohu District, Shenzhen

Telephone: 13906106800

Email: xu.hang@pku.edu.cn

Attention: Xu Hang

11.2                     Delivery

The delivery time in connection with the aforesaid ways of communications shall be determined as follows:

(1)                                If delivered by hand, the Notice shall be deemed to have been served when signed for receipt by the addressee, otherwise it shall not be deemed to be a valid service;

(2)                                Notices that can be made through mail should be made by registered express or speed delivery, and shall be deemed to have be served to the addressee seven (7) days after being mailed;

(3)                                Any Notice sent by fax or by email shall be deemed to be validly served when the Notice arrives at the receiving party and the date of arrival shall be deemed to be the date of service.

11.3                     Change to Address

If the mailing address or communication number of any Party changes (the “Changing Party”), the Changing Party should notify the other Parties within seven (7) days of the change. If the Changing Party fails to notify the other Parties in time according to the agreement, the Changing Party shall bear any losses caused thereby.

Article XII                      Dispute Resolution

12.1                       Applicable Law

The execution, validity, performance, interpretation, and dispute resolution of this Agreement shall be governed by Chinese law.

12.2                     Dispute Resolution

The Parties shall endeavor to solve any dispute in connection with this Agreement through negotiation, failing which any Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The place of arbitration shall be Beijing. The arbitral award shall be final and binding on all Parties.

Article XIII                 Miscellaneous

13.1                       Severability and Entirety

(1)             If any one or more of the provisions of this Agreement are ruled to be invalid, unlawful or unenforceable in any respect under applicable laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way thereby. The Parties shall seek to replace those provisions that are invalid, unlawful or unenforceable with effective provisions to the extent permitted by law consistent with the expectations of the Parties through consultations in good faith, and the commercial effects of such effective provisions shall be as similar as possible to those resulted from those provisions that are invalid, unlawful or unenforceable.

(2)             Any reference to this Agreement shall be construed as including its annexes, given that its provisions and annexes shall be deemed to be part of this Agreement.

(3)             If the Parties have signed and/or will sign a document on transactions under this Agreement (hereinafter referred to as “government documents”) in accordance with relevant laws and regulations and the requirements of the Administration for Industry and Commerce or other relevant government departments for the performance of this Agreement, the Agreement shall be deemed to be a supplement and/or a change to government documents, and have the same legal effect as government documents. Government documents, together with this Agreement, constitute the entire agreement between the Parties on the subject matter of this Agreement; However, in the event of any conflict between the government documents and this Agreement, the provisions of this Agreement shall prevail.

13.2                     Replacement and Amendment

This Agreement shall supersede all intentions, agreements and texts reached by the Parties in respect of the Target Equity Transfer prior to the signature of this Agreement. Amendments and changes to this Agreement shall be made in writing with unanimous consent of the Parties and take effect from the date of being signed and sealed by the Parties (the date of entry into force of this Agreement the “Effective Date”).

13.3                     Expense Bearing

Unless otherwise agreed in this Agreement, each Party shall bear the costs and expenses incurred by it in connection with the transactions under this Agreement.

13.4                     Effectivity of Agreement

The Agreement shall enter into force on the date of being signed and/or sealed by the Parties or their lawfully authorized representatives. The exhibits to this Agreement shall have the same legal effect as this Agreement. In the event of any conflict between the exhibits and this Agreement, this Agreement shall prevail. With respect to any matters uncovered by this Agreement, the Parties may enter into supplementary agreements after consultations, which shall have the same legal effect as this Agreement.

13.5                     Drafting of Agreement

The Agreement shall be construed as being drafted jointly by the Parties and shall not give rise to assumptions or burden of proof in favour of or against any Party on the grounds that any provision of this Agreement is drafted by such Party.

13.6                     No Waiver

Except as otherwise provided in this Agreement, the failure to exercise or delay in the exercise of rights, powers or privileges by a Party under this Agreement does not constitute a waiver of such rights, powers and privileges, and the single or partial exercise of those rights, powers and privileges does not exclude the exercise of any other rights, powers and privileges.

13.7                     Language and Counterparts

This Agreement is written in Chinese and may be signed in a number of counterparts, each of which has the same effect.

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In witness therefore, this Equity Transfer Agreement has been validly signed by the following authorized representatives of the Parties on the date first written above.

Party A	Beijing Chenhuan Technology Co., Ltd. (Seal)

Signature of Legal Representative or Authorized Representative:

Name: Wu Haipeng

Signature page of the Equity Transfer Agreement

In witness therefore, this Equity Transfer Agreement has been validly signed by the following authorized representatives of the Parties on the date first written above.

Party B:	Telling Telecommunication Co., Ltd. (Seal)

Signature of Legal Representative or Authorized Representative:

Name: Yan Siqing

Signature page of the Equity Transfer Agreement

In witness therefore, this Equity Transfer Agreement has been validly signed by the following authorized representatives of the Parties on the date first written above.

Party C:	Beijing Yitian Xindong Network Science and Technology Co., Ltd. (Seal)

Signature of Legal Representative or Authorized Representative:

Name: Yan Siqing

Signature page of the Equity Transfer Agreement

In witness therefore, this Equity Transfer Agreement has been validly signed by the following authorized representatives of the Parties on the date first written above.

Party D:	Shenzhen Bingruixin Science and Technology Co., Ltd. (Seal)

Signature of Legal Representative or Authorized Representative:

Name: Xu Hang

Signature page of the Equity Transfer Agreement

Exhibit 1

List of Key Employees

Exhibits of Equity Transfer Agreement

Exhibit 2

Disclosure Letter

Exhibits of Equity Transfer Agreement

Exhibit 3

Articles of Association of the Company

Exhibits of Equity Transfer Agreement